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                                                                      EXHIBIT 21

                              List of Subsidiaries

Name                                               Jurisdiction of Incorporation

BioSepra Inc. (64% owned subsidiary of Sepracor)   Delaware

HemaSure Inc. (37% owned subsidiary of Sepracor)   Delaware

Sepracor Canada Holdings, Inc.                     Delaware

Sepracor Canada Limited (100% owned subsidiary
of Sepracor Canada Holdings, Inc.)                 Canada

Sepracor Securities Corporation (100% owned
subsidiary of Sepracor)                            Massachusetts

Versicor Inc. (22% owned subsidiary of Sepracor)   Delaware